Exhibit 99.1

OneWater Marine Inc. Announces Fiscal First Quarter 2023 Results
Revenues from acquisitions bolstered sales and margins as boat sales return to more normalized seasonal sales patterns

Fiscal First Quarter 2023 Highlights
•	Revenue increased 9% to $367 million, a new fiscal first quarter record
•	Service, parts & other revenue surged 86% to $70 million
•	Same-store sales decreased 14% as seasonality returns
•	Gross profit margin of 30%, remains strong as expected
•	Net income was $11 million in the quarter or $0.61 per diluted share
•	Adjusted EBITDA[1] of $28 million
•	Completed two strategic dealership acquisitions

BUFORD, GA – February 2, 2023 – OneWater Marine Inc. (NASDAQ: ONEW) (“OneWater” or the “Company”) today announced results for its fiscal first quarter ended December 31, 2022.

“Our first quarter results came in largely as we anticipated as the industry experienced a return to more normalized seasonality, with revenue growing high-single digits, on top of a 57% increase in the prior year. Notably, our high margin service, parts and other sales grew 86%, driven by strategic acquisitions over the last 18-months, strengthening our overall gross margins as expected,” commented Austin Singleton, Chief Executive Officer at OneWater. “Signs are pointing to a strong selling season, with positive boat show activity and healthy demand levels, but given the considerable amount of unknowns driven by a cloudy macro-economic environment, we are lowering our full-year outlook.”

“Over the past two years, OneWater has successfully executed on our growth and diversification strategy, adding 38 dealership locations and building out our parts and service platform. As the industry returns to historical seasonal cycles, we believe our flexible and diversified operating model positions us to continue to outperform the market and return value to our shareholders.”

For the Three Months Ended December 31	2022	2021	$ Change	% Change
Revenues	(unaudited, $ in thousands)
New boat	$232,405	$236,198	$(3,793)	(1.6%)
Pre-owned boat	55,778	53,449	2,329	4.4%
Finance & insurance income	8,934	9,307	(373)	(4.0)%
Service, parts & other	69,542	37,318	32,224	86.3%
Total revenues	$366,659	$336,272	$30,387	9.0%

Fiscal First Quarter 2023 Results

Revenue for fiscal first quarter 2023 was $366.7 million, an increase of 9.0% compared to $336.3 million in fiscal first quarter 2022. The growth was primarily attributable to strong service, parts and other sales from acquired businesses. During fiscal first quarter 2023 same-store sales decreased 14% following a 28% and 38% increase in fiscal first quarter 2022 and 2021, respectively. We believe the decline is primarily due to the return of seasonality in the business where we realize lower sales and higher levels of inventory in the fiscal first quarter. Historically, the December 31 quarter has represented approximately 15% of our annual sales, which has been bolstered by our investments in service, parts & other sales. The timing of sales from quarter to quarter can also fluctuate based on our ability to deliver presold boats to our customers, and sales activity remains lean in areas of Florida that were heavily impacted by Hurricane Ian as customers continue to rebuild.

New boat revenue decreased 1.6%, driven by a decrease in unit sales, muted by an increase in average unit price. Pre-owned boat revenue increased 4.4% compared to the prior year quarter, driven by an increase in unit sales. Finance & insurance income decreased 4.0% compared to the prior year quarter. Service, Parts and other sales were up 86.3% compared to the prior year quarter, largely as a result of the Company’s strategic focus on expanding its high margin, less cyclical revenue streams.

Gross profit totaled $110.0 million for fiscal first quarter 2023, up $9.0 million from $101.0 million for fiscal first quarter 2022. Gross profit margin of 30.0% was flat compared to the prior year period, due primarily to the shift in the volume, mix and size of boat models sold during the quarter, offset by the significant increase in higher margin service, parts & other revenue.

Fiscal first quarter 2023 selling, general and administrative expenses totaled $77.8 million, or 21.2% of revenue, compared to $59.1 million, or 17.6% of revenue, in fiscal first quarter 2022. The increase in selling, general and administrative expenses as a percentage of revenue was due primarily to higher personnel expenses related to acquisitions as well as higher marketing expenses related to the increased boat show activity during the quarter.

Net income for fiscal first quarter 2023 totaled $11.4 million, compared to $23.5 million in fiscal first quarter 2022.
Earnings per diluted share for fiscal first quarter 2023 was $0.61 per diluted share, compared to $1.45 per diluted share in 2022. For fiscal first quarter 2023, interest expense increased $10.0 million compared to the prior year driven by an increase in the average outstanding borrowings and higher interest rates.

Fiscal first quarter 2023 Adjusted EBITDA1 decreased 32.0% to $27.9 million compared to $41.0 million for first quarter 2022.

As of December 31, 2022, the Company’s cash and cash equivalents balance was $43.5 million and total liquidity, including cash and availability under credit facilities, was in excess of $100.0 million. Total inventory as of December 31, 2022, increased year-over-year to $527.0 million compared to $248.2 million on December 31, 2021, primarily driven by acquisitions completed during the year, the return of the traditional seasonal cycles where we build inventory in the winter months and the continued easing of industry-wide supply chain constraints.

Total long-term debt as of December 31, 2022, was $463.9 million, and adjusted long-term net debt (net of $43.5 million cash)1 was 1.8 times trailing twelve-month Adjusted EBITDA1.

Fiscal Year 2023 Guidance

The Company’s is updating its previously issued fiscal full year 2023 outlook. For fiscal full year 2023, OneWater now anticipates same store sales to be flat to up mid-single digits. Adjusted EBITDA2 is expected to be in the range of $200 million to $225 million and earnings per diluted share is expected to be in the range of $7.50 to $8.00.

Conference Call and Webcast

OneWater will host a conference call to discuss its fiscal first quarter earnings on Thursday, February 2, 2023, at 8:30 am Eastern time.  To access the conference call via phone, participants will need to register using the following link where they will be provided a phone number and access code:
https://register.vevent.com/register/BI7ed348a781b44352aadaa744402ac065
Alternatively, a live webcast of the conference call can be accessed through the “Events” section of the Company’s website at https://investor.onewatermarine.com/ where it will be archived for one year.

1 See reconciliation of Non-GAAP financial measures below.
2 See reconciliation of Non-GAAP financial measures below for a discussion of why reconciliations of forward-looking Adjusted EBITDA are not available without unreasonable effort.

ONEWATER MARINE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands except per share data)
(Unaudited)

	Three Months Ended December 31,
	2022	2021
Revenues
New boat	$232,405	$236,198
Pre-owned boat	55,778	53,449
Finance & insurance income	8,934	9,307
Service, parts & other	69,542	37,318
Total revenues	366,659	336,272

Gross Profit
New boat	57,147	60,302
Pre-owned boat	15,474	14,079
Finance and insurance	8,934	9,307
Service, parts & other	28,433	17,277
Total gross profit	109,988	100,965

Selling, general and administrative expenses	77,838	59,096
Depreciation and amortization	5,693	1,749
Transaction costs	1,330	3,045
Change in fair value of contingent consideration	(1,409)	5,746
Income from operations	26,536	31,329

Other expense (income)
Interest expense – floor plan	4,779	877
Interest expense – other	7,584	1,529
Other (income) expense, net	(639)	548
Total other expense, net	11,724	2,954
Income before income tax expense	14,812	28,375
Income tax expense	3,384	4,889
Net income	11,428	23,486
Less: Net income attributable to non-controlling interests	(1,365)	-
Less: Net income attributable to non-controlling interests of One Water Marine Holdings, LLC	(1,163)	(3,467)
Net income attributable to OneWater Marine Inc.	$8,900	$20,019

Earnings per share of Class A common stock – basic	$0.62	$1.50
Earnings per share of Class A common stock – diluted	$0.61	$1.45

Basic weighted-average shares of Class A common stock outstanding	14,297	13,380
Diluted weighted-average shares of Class A common stock outstanding	14,587	13,761

ONEWATER MARINE INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands, except par value and share data)
(Unaudited)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash	$43,535	$67,908
Restricted cash	14,673	6,861
Accounts receivable, net	63,613	37,643
Inventories, net	527,023	248,212
Prepaid expenses and other current assets	61,548	34,321
Total current assets	710,392	394,945

Property and equipment, net	114,802	74,638
Operating lease right-of-use assets	126,760	118,054
Other assets:
Other assets	3,844	539
Deferred tax assets, net	7,248	32,956
Intangible assets, net	311,579	121,244
Goodwill	397,468	419,675
Total other assets	720,139	574,414
Total assets	$1,672,093	$1,162,051

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$25,859	$33,262
Other payables and accrued expenses	44,835	30,096
Customer deposits	60,084	56,986
Notes payable – floor plan	425,368	195,638
Current portion of operating lease liabilities	13,410	11,173
Current portion of long-term debt, net	29,247	19,420
Current portion of tax receivable agreement liability	2,363	915
Total current liabilities	601,166	347,490

Long-term Liabilities:
Other long-term liabilities	19,850	29,617
Tax receivable agreement liability	43,991	45,290
Noncurrent operating lease liabilities	114,601	107,452
Long-term debt, net	434,670	327,008
Total liabilities	1,214,278	856,857

Stockholders’ Equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, none issued and outstanding as of December 31, 2022 and September 30, 2022	-	-
Class A common stock, $0.01 par value, 40,000,000 shares authorized, 14,297,607 shares issued and outstanding as of December 31, 2022 and 13,852,296 issued and outstanding as of December 31, 2021	143	139
Class B common stock, $0.01 par value, 10,000,000 shares authorized, 1,429,940 shares issued and outstanding as of December 31, 2022 and December 31, 2021	14	14
Additional paid-in capital	182,113	166,411
Retained earnings	213,770	94,529
Accumulated other comprehensive income	3	-
Total stockholders’ equity attributable to OneWater Marine Inc.	396,043	261,093
Equity attributable to non-controlling interests	61,772	44,101
Total stockholders’ equity	457,815	305,194
Total liabilities and stockholders’ equity	$1,672,093	$1,162,051

ONEWATER MARINE INC.
Reconciliation of Non-GAAP Financial Measures
(amounts in thousands, except per share data)
(Unaudited)

	Three months ended December 31,		Trailing twelve months ended December 31,
	2022	2021	2022
Net income	$11,428	$23,486	$140,553
Interest expense – other	7,584	1,529	19,256
Income tax expense	3,384	4,889	41,720
Depreciation and amortization	6,182	1,749	20,730
Change in fair value of contingent consideration	(1,409)	5,746	3,225
Loss on extinguishment of debt	-	-	356
Transaction costs	1,330	3,045	6,009
Other (income) expense, net	(639)	548	2,606
Adjusted EBITDA	$27,860	$40,992	$234,455

About OneWater Marine Inc.

OneWater Marine Inc. is one of the largest and fastest-growing premium marine retailers in the United States. OneWater operates a total of 100 retail locations, 12 distribution centers / warehouses and multiple online marketplaces in 20 different states, several of which are in the top twenty states for marine retail expenditures. OneWater offers a broad range of products and services and has diversified revenue streams, which include the sale of new and pre-owned boats, finance and insurance products, parts and accessories, maintenance, repair and other services.

Non-GAAP Financial Measures and Key Performance Indicators

This press release and our related earnings call contain certain non-GAAP financial measures, including Adjusted EBITDA and Adjusted Long-Term Net Debt, as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of the Company’s ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP. Because our non-GAAP financial measures may be defined differently by other companies, our definition of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. We have not reconciled non‐GAAP forward-looking measures, including Adjusted EBITDA guidance, to their corresponding GAAP measures due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to acquisition contingent consideration and transaction costs. Acquisition contingent consideration and transaction costs are affected by the acquisition, integration and post-acquisition performance of our acquirees which is difficult to predict and subject to change. Accordingly, reconciliations of forward-looking Adjusted EBITDA is not available without unreasonable effort.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest expense – other, income tax expense, depreciation and amortization and other (income) expense, further adjusted to eliminate the effects of items such as the change in fair value of contingent consideration, gain (loss) on extinguishment of debt and transaction costs. See reconciliation above.

Our board of directors, management team and lenders use Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and other items (such as the change in fair value of contingent consideration, gain or loss on extinguishment of debt and transaction costs) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance.

Adjusted Long-Term Net Debt

We define Adjusted Long-Term Net Debt as long-term debt (including current portion) less cash. We consider, and we believe certain investors and analysts consider, adjusted long-term net debt, as well as adjusted long-term net debt divided by trailing twelve-month Adjusted EBITDA, to be an indicator of our financial leverage.

Dealership Same-Store Sales

We define Dealership same-store sales as sales from our stores excluding new and acquired stores. New and acquired stores become eligible for inclusion in the comparable store base at the end of the store’s thirteenth month of operations under our ownership and revenues are only included for identical months in the same-store base periods. Stores relocated within an existing market remain in the comparable store base for all periods. Additionally, amounts related to closed stores are excluded from each comparative base period. We use Dealership same-store sales to assess the organic growth of our revenue on a same-store basis.  We believe that our assessment on a same-store basis represents an important indicator of comparative financial results and provides relevant information to assess our performance.

Cautionary Statement Concerning Forward-Looking Statements

This press release and statements made during the above referenced conference call may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding our strategy, future operations, financial position, prospects, plans and objectives of management, growth rate and its expectations regarding future revenue, operating income or loss or earnings or loss per share. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “will be,” “will likely result,” “should,” “expects,” “plans,” “anticipates,” “could,” “would,” “foresees,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “outlook” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements are not guarantees of future performance, but are based on management's current expectations, assumptions and beliefs concerning future developments and their potential effect on us, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct.

Important factors, some of which are beyond our control, that could cause actual results to differ materially from our historical results or those expressed or implied by these forward-looking statements include the following: effects of industry wide supply chain challenges including a heightened inflationary environment and our ability to maintain adequate inventory, changes in demand for our products and services, the seasonality and volatility of the boat industry, fluctuation in interest rates, adverse weather events, our acquisition and business strategies, the inability to comply with the financial and other covenants and metrics in our credit facilities, cash flow and access to capital, effects of the COVID-19 pandemic and related governmental actions or restrictions on the Company’s business, risks related to the ability to realize the anticipated benefits of any proposed acquisitions, including the risk that proposed acquisitions will not be integrated successfully, the timing of development expenditures, and other risks. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 and in our subsequently filed Quarterly Reports on Form 10-Q, each of which is on file with the SEC and available from OneWater Marine’s website at www.onewatermarine.com under the “Investors” tab, and in other documents OneWater Marine files with the SEC. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

Investor or Media Contact:
Jack Ezzell
Chief Financial Officer
IR@OneWaterMarine.com